Rule 10f-3 Transactions

Please provide the following details regarding each transaction.

 Security Description  Pure Storage, Inc. (PSTG)
 Seller  Stifel (Syndicate Member)
 Date of purchase (and settlement, if different)  10/8/2015

     YES  NO
 The securities are either (i) part of a registered public offering; (ii) municipal securities; (iii) securities offered through an Eligible Foreign Offering; or (iv) securities offered through an Eligible Rule 144A Offering.    X

 The Securities to be purchased are either (i) purchased at not more than the offering price prior to the end of the first full business day after the issuance or (ii) offered for subscription upon the exercise of rights and were purchased on or before the fourth day preceding the day on which such rights expire.    X

 The securities are offered in a firm commitment underwriting.    X

 "Underwriter's commission, spread or profit is reasonable and fair compared to similar securities sold during a comparable period of time."    X

 The securities are either (i) not municipal securities and the issuer has been in continuous operation for at least three years or (ii) municipal securities and are investment grade provided that if the issuer of securities to be purchased has been in operation less than three years then the securities received one of the three highest ratings from an NRSRO.    X

 The Securities purchased (in aggregate for all investment companies advised by Advisor or any sub-advisor) do not exceed 25% of the principal amount of the offering.(Except Rule 144A Offerings)    X

 The Eligible Rule 144A Securities purchased (in aggregate for all investment companies advised by the Advisor or any sub-advisor) do not exceed the principal amount of the offering sold by the underwriter plus the principal amount of any concurrent public offering.

 The Securities purchased (in aggregate for all investment companies advised by Advisor or any sub-advisor) do not exceed 25% of the principal amount of the offering.(Except Rule 144A Offerings)    X

 "The securities are not being purchased directly from an affiliated person of the Trust (or other affiliate thereof) and if the seller is a syndicate manager, none of the foregoing will receive any credit, compensation, allocation, or other benefit from the transaction."    X